Exhibit 99.1

Company Contact:

Rose Alinaya

SVP, Finance

661-775-5300

ralinaya@mannkindcorp.com

MannKind Corporation Reports 2016 Fourth Quarter and Full Year Financial Results

Conference Call to Begin Today at 5:00 PM ET

VALENCIA, Calif., March 16, 2017 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ:MNKD) (TASE:MNKD) today reported financial results for the fourth quarter and full year ended December 31, 2016. Key results include:

•	Total revenue for the quarter of $12.4 million, including $10.2 million from insulin sales to Sanofi, and net income for the fourth quarter of $54.0 million including $72.0 million from the extinguishment of debt owed to Sanofi

•	Total revenue for 2016 of $174.8 million, including $172.0 million in revenue previously deferred from the collaboration with Sanofi, and net income for 2016 of $125.7 million, compared with a net loss of $368.4 million for 2015

•	Finished 2016 with $22.9 million of cash and cash equivalents, not including $30.6 million subsequently received from Sanofi and $16.7 million subsequently received from sale of surplus building

Fourth Quarter Results

For the fourth quarter of 2016, total net revenue of $12.4 million was comprised primarily of $10.2 million from the sale of bulk insulin to Sanofi under the terms of the settlement agreement, in addition to $1.3 million of recognized Afrezza product sales as dispensed to patients. As of December 31, 2016, deferred net revenue included $1.7 million of Afrezza product shipped to the third-party logistics provider and wholesale distributors, but not yet recognized as revenue.

Research and development expenses were $1.6 million for the fourth quarter of 2016 compared to $6.2 million in the fourth quarter of 2015, a decrease of 74.2%, primarily due to $1.9 million in decreased collaboration development work and $1.6 million in decreased consulting support for research and development projects.

Selling, general and administrative expenses were $15.3 million for the fourth quarter of 2016 compared to $8.3 million for the same quarter of 2015, an increase of 84.3%, primarily due to $8.8 million in sales and marketing expense associated with the commercialization of Afrezza, offset by a $1.8 million decrease in general and administrative costs, mainly due to the effects of the 2015 and 2016 reductions in force.

Full Year 2016 Results

Total net revenue for 2016 of $174.8 million is comprised primarily of $172.0 million net revenue previously deferred from the collaboration with Sanofi. Net revenue from commercial product sales by the Company was $1.9 million, after giving effect to gross to net adjustments on gross revenue of $2.7 million of Afrezza product dispensed to patients. Commercial product sales commenced in August 2016, after Afrezza transitioned from Sanofi to MannKind. During 2015, there was no recognition of revenue or cost of revenue related to the collaboration.

Research and development costs for 2016 were $14.9 million compared to $29.7 million for 2015, a decrease of 49.8%, primarily due to $6.2 million of reduced expenses associated with the reductions in force, $3.3 million of decreased facility spending, $3.1 million in lower project costs, and $2.1 million of reduced clinical trial costs. These decreases were partially offset by the FDA filing fee of $1.0 million for the supplemental new drug application submitted in 2016.

Selling, general and administrative expenses for 2016 were $46.9 million compared to $41.0 million for 2015, an increase of 14.4%, primarily due to increased costs for the sales and marketing of Afrezza, offset by decreased general and administrative expenses. Sales and marketing expenses were $19.8 million for 2016 compared to $1.6 million for 2015. General and administrative expenses for 2016 were $27.1 million compared to $39.4 million in 2015, a decrease of 31.2%, primarily due to decreased costs associated with the effects of the reductions in force of $9.0 million, $1.7 million in decreased professional fees and $1.7 million in reduced facility spending.

The $72.0 million gain from extinguishment of debt in 2016 resulted from the forgiveness of the full outstanding loan balance of the Sanofi Loan Facility as part of the settlement agreement with Sanofi.

Net income for 2016 was $125.7 million, or $1.37 net income per share, compared to the net loss of $368.4 million, or $4.54 net loss per share in 2015.

On March 1, 2017, following stockholder approval of the Reverse Split Proposal, the Company’s board of directors approved a reverse stock split of the Company’s common stock at a ratio of 1-for-5. On March 1, 2017, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of its Amended and Restated Certificate to (i) implement a one-for-five reverse stock split of the Company’s outstanding common stock and (ii) reduce the authorized number of shares of the Company’s common stock from 700 million to 140 million shares. As a result, all common stock share amounts included in this release were retroactively reduced by a factor of five and all common stock per share amounts were increased by a factor of five.

Cash and cash equivalents at December 31, 2016 were $22.9 million, compared to $35.5 million at the end of the third quarter of 2016. During the fourth quarter of 2016, cash receipts were $10.2 million from the sale of insulin to Sanofi, $4.8 million from shipments of Afrezza, $2.2 million from sales of insulin to a third party and $1.1 million from the collaboration with Receptor. Currently, $30.1 million remains available to borrow under the amended loan arrangement with The Mann Group.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. To view and listen to the earnings call webcast, visit MannKind’s website at http://www.mannkindcorp.com and click on the “Q4 2016 MannKind Earnings Conference Call” link in the Webcast section of News & Events. To participate in the live call by telephone, please dial (888) 771-4371 or (847) 585-4405 and use the participant passcode: 44096370.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 4409 6370#. A replay will also be available on MannKind’s website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ and TASE: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the

Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenue:
Net revenue – collaboration	$10,184	$—	$171,965	$—
Net revenue – commercial product sales	1,322	—	1,895	—
Revenue – bulk insulin sales	898	—	898	—

Total net revenue	12,404	—	174,758	—

Expenses:
Cost of revenue — collaboration	10,230	—	32,971	—
Cost of goods sold	1,553	49,057	17,121	64,745
Research and development	1,559	6,218	14,917	29,674
Selling, general and administrative	15,333	8,311	46,928	40,960
Property and equipment impairment	1,259	140,412	1,259	140,412
(Gain) loss on foreign currency translation	(3,433)	2,697	(3,433)	2,697
(Gain) loss on purchase commitments	(2,265)	66,167	(2,265)	66,167

Total expenses	24,236	272,862	107,498	344,655

Income (loss) from operations	(11,832)	(272,862)	67,260	(344,655)
Other income (expense):
Change in fair value of warrant liability	(2,510)	—	5,369	—
Interest income	15	10	85	18
Interest expense on notes	(3,010)	(3,331)	(15,576)	(21,231)
Interest expense on note payable to principal stockholder	(729)	(729)	(2,901)	(2,894)
Gain (loss) on extinguishment of debt	72,024	—	72,024	(1,049)
Other income (expense)	18	(106)	(597)	1,366

Net income (loss)	$53,976	$(277,018)	$125,664	$(368,445)

Net income (loss) per share — basic	$0.56	$(3.30)	$1.37	$(4.54)

Net income (loss) per share — diluted	$0.56	$(3.30)	$1.36	$(4.54)

Shares used to compute basic net income (loss) per share	95,676	83,862	92,053	81,233

Shares used to compute diluted net income (loss) per share	96,510	83,862	92,085	81,233

MannKind Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$22,895	$59,074
Accounts receivable	302	—
Receivable from Sanofi	30,557	23
Inventory	2,331	—
Asset held for sale	16,730	—
Deferred costs from commercial product sales	309	—
Deferred costs from collaboration	—	13,539
Prepaid expenses and other current assets	4,364	4,018

Total current assets	77,488	76,654
Property and equipment — net	28,927	48,749
Other assets	648	1,009

Total assets	$107,063	$126,412

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,263	$15,599
Accrued expenses and other current liabilities	7,937	7,929
Facility financing obligation	71,339	74,582
Deferred revenue — net	3,419	—
Deferred payments from collaboration	1,000	140,231
Deferred sales from collaboration	—	17,503
Recognized loss on purchase commitments — current	5,093	12,475

Total current liabilities	92,051	268,319
Note payable to principal stockholder	49,521	49,521
Accrued interest — note payable to principal stockholder	9,281	6,380
Senior convertible notes	27,635	27,613
Sanofi loan facility and loss share obligation	—	62,371
Recognized loss on purchase commitments — long term	95,942	53,692
Warrant liability	7,381	—
Milestone rights liability and other liabilities	8,845	8,845

Total liabilities	290,656	476,741
Total stockholders’ deficit	(183,593)	(350,329)

Total liabilities and stockholders’ deficit	$107,063	$126,412

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